As filed with the Securities and Exchange Commission on November 16, 2022

Registration No. 333-265419

Registration No. 333-253601

Registration No. 333-237541

Registration No. 333-230452

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-265419

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-253601

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-237541

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-230452

Under

The Securities Act of 1933

Stealth BioTherapeutics Corp

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Stealth BioTherapeutics Corp c/o Intertrust Corporate Services (Cayman) Limited One Nexus Way, Camana Bay Grand Cayman KY1-9005 Cayman Islands	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

2006 Share Incentive Plan

2019 Share Incentive Plan

2020 ADS Incentive Plan

(Full titles of the plans)

Stealth BioTherapeutics Inc.

123 Highland Ave, Suite 201

Needham, MA 02494

(Name and address of agent for service)

(617) 600-6888

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Amendments”) filed by Stealth BioTherapeutics Corp (the “Registrant”) relate to the following registration statements on Form S-8 (together, the “Registration Statements”):

1.

Registration Statement No. 333-230452, registering (i) 47,692,934 ordinary shares, $0.0003 par value per share, of the Registrant (“Ordinary Shares”) issuable under the Registrant’s 2019 Share Incentive Plan, as amended (the “2019 Plan”), and (ii) up to 15,794,199 Ordinary Shares subject to outstanding options under the Registrant’s 2006 Share Incentive Plan, as amended, which was filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 22, 2019.

2.

Registration Statement No. 333-237541, registering 24,999,996 Ordinary Shares underlying 2,083,333 American Depositary Shares of the Registrant (“ADSs”) issuable under the Registrant’s 2020 ADS Incentive Plan (the “2020 Plan”), which was filed with the Commission on April 2, 2020.

3.

Registration Statement No. 333-253601, registering (i) 14,697,061 Ordinary Shares issuable under the 2019 Plan and (ii) 9,526,380 Ordinary Shares underlying 793,865 ADSs issuable under the 2020 Plan, which was filed with the Commission on February 26, 2021.

4.

Registration Statement No. 333-265419 , registering (i) 28,490,000 Ordinary Shares issuable under the 2019 Plan and (ii) 14,244,996 Ordinary Shares underlying 1,187,083 ADSs issuable under the 2020 Plan, which was filed with the Commission on June 3, 2022.

On November 16, 2022, the Registrant completed the merger contemplated by the Agreement and Plan of Merger, dated July 31, 2022 (the “Merger Agreement”), among the Registrant, Stealth Parent Limited (“Parent”) and Stealth Merger Sub Limited. Pursuant to the Merger Agreement, the Registrant is now directly owned by Parent and the holders of the Continuing Shares (as defined in the Merger Agreement) (the “Merger”).

As a result of the Merger, the offerings of the Registrant’s securities pursuant to each of the Registration Statements have been terminated. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Registrant which remain unsold at the termination of the offerings, the Registrant is filing these Amendments to terminate the effectiveness of the Registration Statements and to remove from registration all of the securities registered but unsold under the Registration Statements as of the date hereof, if any.

The foregoing description of the transactions contemplated by the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is incorporated by reference to Exhibit 99.2 to the Form 6-K filed with the Commission by the Registrant on August 1, 2022.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Amendments to Forms S-8 and has duly caused these Amendments to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Needham, Commonwealth of Massachusetts, on this 16th day of November, 2022.

Stealth BioTherapeutics Corp

By:	/s/ Irene P. McCarthy
Name:	Irene P. McCarthy
Title:	Chief Executive Officer

Note: In reliance upon Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Amendments.